Exhibit 99.1

A4S SECURITY ANNOUNCES 2006 SECOND QUARTER
FINANCIAL RESULTS

Loveland, Colo. – August 14, 2006 – A4S Security, Inc. (NASDAQ: SWAT, SWATW and NYSE Arca: SWAT, SWATW), a leading provider of digital video surveillance solutions, today announced financial results for its fiscal 2006 second quarter ended June 30, 2006.

Revenue for the second quarter of 2006 totaled $301,948, an increase of more than six-fold compared to revenue of $46,860 recorded in the second quarter of 2005. Revenue for the six months ended June 30, 2006 totaled $514,783, an increase of more than four-fold compared to revenue of $120,595 for the same period in 2005.

“While our revenue growth in total dollars is modest, we have made significant investment in our product platform and believe we are beginning to see a ramp in sales that will generate continued and sustainable growth going forward,” said Tom Marinelli, CEO and President of A4S Security. We continue to attract additional public transportation customers for our core ShiftWatch™ technology, building on the positive momentum we began generating in the preceding quarter. We were recently selected to install our ShiftWatch TVS systems in the Elk Grove, California E-tran transit system. Since the first quarter of 2006, we have also secured additional customers for initial ShiftWatch installations that include the commuter rail Capitol Corridor Joint Powers Authority, the Northern Nevada Transit System and Southeast Missouri State University. We have also installed demonstration units for evaluation inside the Chicago Transit Authority. Our newest model ShiftWatch TVS 3.0 is experiencing very positive reception. Looking ahead, we continue to be actively involved with key transit agencies across the country and believe our growth momentum will be further enhanced by some key synergies and efficiencies that our recently announced pending acquisition partners will provide,” he concluded.

“We are excited with the recent strategic and significant step we have taken toward greatly expanding our addressable markets and diversifying our product portfolio and sales channels through the pending acquisitions of Avurt International and Vizer Group,” said Greg Pusey, Chairman of A4S Security. “These acquisitions significantly expand our product and service offerings to include personal protection, commercial facility security and access control and we believe they will enhance our position in high-end mobile digital video surveillance and security integration technologies. The combined annual U.S. market for transportation, law enforcement, facility security and personal protection has been estimated to be a $40 billion opportunity. More importantly, as we continue to build sales traction with our ShiftWatch product, we will also be positioned to pursue additional markets with shorter buying lead times than we have experienced in the government sector. I am personally excited about the potential new opportunities presented by the completion of these acquisitions, especially the Avurt technology. We believe the addition of these companies and their management team and products and services will open significant new market verticals for A4S and enable us to leverage our considerable product technology knowledge base to maximize opportunities with a broad base of potential commercial customers,” he concluded.

“We have carefully invested significant resources in building a strong and dynamic technology development team that we believe places us on the leading edge of new products in the mobile DVR market place,” stated Dave Desormeaux VP of Engineering at A4S. “Within the next few months, we expect to officially introduce ShiftWatch TVS 3.0, an advanced product configuration with greater benefits and features including wireless download and additional management features. We believe we will be in a position to develop additional proprietary products from this platform, reducing time to market and cost of development. Our core architecture has broad applications beyond the specific use for which it was originally created. Furthermore, our value proposition is focused on superior security information integration and management. We believe we will continue to meet the challenge of staying ahead of the competition by offering effective management of large amounts of video data coming from multiple vehicle based recorders while intelligently accessing that information in a fast and useful manner,” he concluded.

A4S Security reported a net loss for the second quarter of 2006 of $1,477,792, or a loss of $0.37 per basic and diluted share, compared to a net loss of $853,640, or a loss of $5.79 per basic and diluted share in the same quarter of 2005. For the first six months ended June 30, 2006, net loss was $2,601,350, or a loss of $0.66 per basic and diluted share, compared to a net loss of 1,408,096, or a loss of $9.55 per share for the same period in 2005. Both 2005 comparative periods include a significant change in shares outstanding, from 147,389 in 2005 to 3,961,498 in 2006, following the July 2005 completion of the Company’s initial public offering. Cash balance as of June 30, 2006 was approximately $1.9 million.

Conference Call
A4S Security will host a conference call and web cast on Tuesday, August 15th at 4:30 p.m. Eastern Time (1:30 p.m. PT) to discuss its second quarter fiscal 2006 results. Those wishing to participate in the live call may dial (800) 240-2430, using the password “A4S.” A replay of the call will be available for one week beginning approximately one hour after the call’s conclusion by dialing (800) 405-2236 and entering 11068143 followed by the “#” key when prompted for a code. The live and archived web cast of the conference call can be accessed from the investors section of the A4S Security’s website at www.shiftwatch.com or at www.mkr-group.com (under featured events). The archived web cast replay of the conference call will remain available for one year.

About Vizer Group, Inc.
Vizer Group specializes in integrating facility security systems which incluses web-based access control, video surveillance and intrusion detection. With access and monitoring devices connected through the network, installation and re-location costs are significantly less than traditional hard wired systems. Vizer’s unique proprietary “e-Link” software is a web hosted solution that provides a business complete control over access, alarms, key cards, and video surveillance, all remotely through a simple web interface. “We continually have need for a DVR, both mobile and fixed for many of our diverse applications and we believe that the ShiftWatch product will offer a superior solution to many problems faced in the commercial world. Furthermore the ShiftWatch video and data management platform will be a dramatic competitive advantage to the ever increasing quantity of security video and data. We expect to integrate the ShiftWatch data management software as an option on our e-Link product” said Scott Sutton, President of Vizer Group and Avurt International.

About Avert International, Inc.
Avurt is currently developing a patent pending personal protection device which is based on non-lethal Pepperball® projectiles. In response to Vizer Group’s experience of selling and deploying Pepperball® non-lethal systems over the past 24 months, Avurt was created to develop a small, easy to use personal protection device that provides a non-lethal product option for police (650,000 officers), security personnel (1,200,000), postal carriers, animal control, hikers and the general public. The product is in final prototyping and Avurt expects to begin deliveries of its first version of this exciting technology in the first quarter of 2007. “We have spent considerable time both investigating the market and developing a product that we believe will be embraced by numerous potential market verticals due to the products small size, versatility and reasonable pricing.” concluded Sutton.

About A4S Security, Inc.
A4S Security, Inc. develops and markets the ShiftWatch® product line of mobile digital video surveillance solutions for public transportation, law enforcement and general security applications. The company’s full motion, high resolution video system utilizes patent pending video streaming technology and GPS synchronization capabilities to provide agencies with data security and reliability. The company’s open, standards based architecture, facilitates interoperability, easing management of the information and communication complexities and leveraging customers’ investment in the future.

For additional information about A4S Security and ShiftWatch solutions, call 1-888-825-0247 or visit www.shiftwatch.com. Additional information about Vizer Group is available at www.vizergroup.com. For information on Avurt’s current product offerings see www.non-lethal.com and to view its patent pending prototype in development, go to www.avurt.com. Information on these web sites does not comprise a part of this press release.

This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the company’s ability to complete development of its products, increase sales of its products, successfully complete and integrate the recently announced acquisitions (including receiving shareholder approval) and enhance, execute and protect its technological capabilities, among others. Furthermore, the company does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the company’s recent filings with the SEC.

CONTACT: Investor Relations Todd Kehrli or Jim Byers MKR Group, LLC (818) 556-3700 ir@mkr-group.com	Media Pat O' Connor A4S Security, Inc. (970) 461-0071 ext. 134 poconnor@shiftwatch.com

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A4S Security, Inc.
Balance Sheet
June 30, 2006
(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$1,932,501
Accounts receivable (Note 6)	300,990
Inventories (Note 2)	521,274
Prepaid expenses and other current assets	119,088

Total current assets	2,873,853

Property and equipment, net (Note 3)	210,596

Intangible and other assets	104,544

Total assets	$3,188,993

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$304,187
Accrued expenses	129,405
Installment obligations	5,761

Total current liabilities	439,353

Installment obligations, net of current portion	1,074

Total liabilities	440,427

Commitments

Stockholders' equity (Notes 1 and 5):
Preferred stock, no par value, 5,000,000 shares authorized;
no shares issued or outstanding	—
Common stock, no par value, 30,000,000 shares authorized;
3,961,746 shares issued and outstanding	13,556,063
Accumulated deficit	(10,807,497)

Total stockholders' equity	2,748,566

Total liabilities and stockholders' equity	$3,188,993

A4S Security, Inc.
Statements of Operations
Periods Ended June 30, (Unaudited)

	Three Months Ended		Six Months Ended
	2006	2005	2006	2005
Net sales (Note 6)	$301,948	$46,860	$514,783	$120,595
Cost of sales	474,121	34,564	681,105	87,323

Gross profit (loss)	(172,173)	12,296	(166,322)	33,272

Operating expenses:
Selling, general and administrative (includes
non-cash compensation of $194,147 and
$293,822 for the three and six-month
periods ended June 30, 2006)	1,082,050	586,026	2,019,537	970,566
Research and development	250,156	65,645	478,591	137,762

Total operating expenses	1,332,206	651,671	2,498,128	1,108,328

Operating loss	(1,504,379)	(639,375)	(2,664,450)	(1,075,056)

Other income (expense):
Interest expense	(182)	(217,205)	(395)	(339,687)
Interest income	26,238	66	64,426	3,770
Other income (expense), net	531	2,874	(931)	2,877

Total other income (expense)	26,587	(214,265)	63,100	(333,040)

Net loss	$(1,477,792)	$(853,640)	$(2,601,350)	$(1,408,096)

Basic and diluted net loss per Share	$(0.37)	$(5.79)	$(0.66)	$(9.55)

Basic and diluted weighted
average number of common shares
Outstanding	3,961,498	147,389	3,961,470	147,389